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                              HALE AND DORR LLP

                             Counsellors  at  Law

                 60 State Street, Boston, Massachusetts  02109
                        617-526-6000 . fax 617-526-5000



                                                                       Exhibit 5
                                 July 21, 1997


Nitinol Medical Technologies, Inc.
27 Wormwood Street
Boston, Massachusetts  02210-1625

  Re:  1994 Stock Option Plan
       1996 Stock Option Plan
       1996 Stock Option Plan for Non-Employee Directors
       1997 Employee Stock Purchase Plan
       Nonstatutory Stock Options
       --------------------------------------

Ladies and Gentlemen:

  We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an aggregate of 2,503,772 shares of Common Stock, $.001 par value per share (the "Shares"), of Nitinol Medical Technologies, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1994 Stock Option Plan, 1996 Stock Option Plan, 1996 Stock Option Plan for Non-Employee Directors and 1997 Employee Stock Purchase Plan (the "Plans") and to the recipients of nonstatutory stock options pursuant to agreements dated between December 15, 1993 and June 6, 1996 (the "Agreements").

  We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

  In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

  Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance under the Plans or the Agreements, as the case may be, and the Shares, when issued and paid for in accordance with the terms of the Plans or the Agreements, as the case may be, and at a price per share in excess of the par value per share for such Shares, will be legally issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement.

  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Washington, DC                   Boston, MA                          London, UK*
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             HALE AND DORR LLP INCLUDES PROFESSIONAL CORPORATIONS
 *BROBECK HALE AND DORR INTERNATIONAL (AN INDEPENDENT JOINT VENTURE LAW FIRM)
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Nitinol Medical Technologies, Inc.
July 21, 1997
Page 2



  Please note that we are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters.

                            Very truly yours,


                            /S/ Hale and Dorr LLP

                            HALE AND DORR LLP